Exhibit 8.2
[Letterhead of Maples and Calder]
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont
California
94538
USA
22 December, 2006
Dear Sir
SMART Modular Technologies (WWH), Inc.
We have acted as Cayman Islands counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Registration Statement”) relating to the offering and sale of 14,375,000 Ordinary Shares with a par value of US$0.00016667 per share of the Company by the Company’s shareholders.
We have considered the statements included in the Registration Statement under the caption “Material Cayman Islands Tax Considerations.” In our opinion, insofar as such statements constitute a summary of Cayman Islands laws, they are accurate and fairly summarise in all material respects the laws referred to therein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Material Cayman Islands Tax Considerations” and “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Yours faithfully
/s/ MAPLES and CALDER